News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640             Internet:  www.bry.com

Contacts:Robert F. Heinemann, President and CEO
         Ralph J. Goehring, Executive Vice President and CFO


             BERRY PETROLEUM SIGNS DEVELOPMENT AGREEMENT
                  ON ADDITIONAL UINTA BASIN ACREAGE

Bakersfield, CA - December 7, 2004 - Berry Petroleum Company (NYSE:BRY) announced a Development Agreement with Petro-Canada Resources (USA) Inc., to develop Petro-Canada's Coyote Flats Prospect in the Uinta Basin in northeast Utah. Berry will be the operator and upon completing a defined drilling program, will own 50% of approximately 72,000 undeveloped acres. The Company estimates its total obligation under this agreement to be approximately $10.3 million and will vary based on drilling costs.

Robert Heinemann, president and chief executive officer, said, "We are very pleased to partner with Petro-Canada on this opportunity to develop this acreage. We are buying into one completed well in the Ferron sand that has tested at over one million cubic feet (MMcf) per day of natural gas and is awaiting pipeline hook-up. By the end of December we intend to begin drilling the first of three test wells into the Ferron sand to a depth of approximately 7,500 feet. Additionally, we will drill a six-well Emery coalbed methane (CBM) pilot, which is based on encouraging coal thickness encountered in the  drilling  of  the  earlier Ferron  well.  This  coal,  found  at approximately 4,500 feet, was cored and has potential to be commercially successful. Upon the completion of this portion of the drilling obligation, Berry will earn 50% in the subject property."

Michael Duginski, senior vice president of corporate development, added, "We are pleased that we can add this highly prospective acreage to our growing portfolio of assets in the Rockies. This acreage is only 35 miles southwest of our Brundage Canyon producing asset and will complement our asset base by adding both potential high-volume natural gas producing wells and long-lived gas production through the CBM development. We paid $1.3 million at signing and expect to drill all of our obligation wells in 2005 for around $9 million, which will allow us to earn our interest in the acreage."

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California and was ranked number 25 by Forbes Magazine on its 2004 "200 Best Small Companies" list.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, drilling, development and operating risks, a limited marketplace for electricity sales within California, counterparty risk, competition, environmental risks, litigation uncertainties, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other government or Tribal regulations.

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